Exhibit 4.26

ENGLISH SUMMARY OF THE EMPLOYMENT AGREEMENT
(ORIGINAL LANGUAGE – HEBREW)

BY AND BETWEEN

NEXUS TELOCATION SYSTEMS LTD.

AND

MR. DANNY STERN

Dated May 23, 2005
(the “Agreement”)

Description: Employer: Employee: Effective Date: Gross Salary (monthly): Options to Purchase Ordinary Shares of Nexus: Annual Bonus: Termination Provisions:	Employment Agreement with the Chief Executive
Officer of Nexus Telocation Systems Ltd.
("Nexus").

Nexus.

Mr. Danny Stern.

May 23, 2005.

NIS 45,000.

Mr. Stern shall be granted an option to purchase
4,000,000 ordinary shares of Nexus, nominal value
NIS 0.03 each, at an exercise price of $0.11 per
share, pursuant to Nexus' option plan (the
"Option"). The Option shall be exercisable in
full after 48 months of continuous service, with
25% of the Option vesting after each 12-month
period of continuous services.

The parties shall agree on an annual bonus
mechanism 6 months following the Effective Date.
Both parties shall have the right to terminate
the Agreement by giving four months advanced
notice.